Filed Pursuant to Rule 433

Registration Statement No. 333-209122

Registration Statement No. 333-209122-01

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$2,350,000,000 4.200% Senior Notes due 2048

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	August 7, 2018
Settlement Date:	August 15, 2018 (T+6)
Expected Ratings* (Moodys / S&P):	Aa2 / AA

4.200% Senior Notes due 2048

Principal Amount:	$2,350,000,000
Maturity Date:	August 15, 2048
Issue Price (Price to Public):	99.493% of face amount
Gross Spread:	75 bps
Proceeds to Issuer:	$2,320,460,500
Interest Rate:	4.200% per annum
Benchmark Treasury:	3.00% due February 15, 2048
Benchmark Treasury Yield:	3.130%
Spread to Benchmark Treasury:	+110 bps
Yield to Maturity:	4.230%
Day Count Convention:	30/360
If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.
Interest Payment Dates:	Each February 15 and August 15, commencing February 15, 2019
Optional Redemption Provisions:

Make-Whole Call:	Prior to February 15, 2048, make-whole call for scheduled payments that would be due if the notes matured on the Par Call date at Treasury +20 bps
Par Call:	On or after February 15, 2048
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CQ2
ISIN:	US084664CQ25

Other Information

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Settlement Period: The closing will occur on August 15, 2018, which will be more than two U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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